Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:     Robert Monson, President and CEO
                 713-881-2816

SEITEL ANNOUNCES FIRST QUARTER RESULTS

Record First Quarter Cash Library Data Resale Activity

HOUSTON, May 11, 2005 - Seitel, Inc. (OTC Bulletin Board: SELA), a leading provider of seismic data to the oil and gas industry, today reported revenue of $47.3 million for the first quarter ended March 31, 2005, compared to $41.3 million for the first quarter of 2004. Total seismic data resales from the data library in the 2005 first quarter were $33.8 million, an increase of 61 percent over the same period last year. The cash resale revenue was at the highest level compared to Seitel's prior first quarters, improving 33 percent from the same period in 2004 to $24.2 million.

"The first quarter results appear to provide continuing evidence that the sustained drilling activity is driving the need for more seismic data," stated Rob Monson, chief executive officer of Seitel. "More important, we believe we are poised to leverage any positive trends in oil and gas company exploration-related seismic spending. We continued to build on what we believe is one of the largest data libraries in North America, adding 1,400 square miles of 3D data during the year-to-date period."

For the first quarter, the company reported a net loss of $146,000, less than one cent per share, compared with a net loss of $1.2 million, or $0.05 per share for the first quarter of 2004. Included in the 2005 net loss is $354,000 for the expensing of restricted stock awarded to employees and directors.

Operating income of $6.0 million was $2.7 million below 2004 primarily due to higher amortization of $9.6 million, the majority of which was associated with a change in the accounting data life from seven to four years effective July 1, 2004.

CONFERENCE CALL

Seitel will broadcast live via the Internet first quarter results for 2005 on Thursday, May 12 at 10:00 am Central Time (11:00 am Eastern Time). To listen to the Webcast, log on to http://www.seitel-inc.com/investorrelations.asp and click on the 2005 Q1 Earnings Webcast link. A replay of the Webcast will be available on the investor relations page of the company's Website within 24 hours of the call. To dial in for the call, dial 888-396-2369, passcode Seitel.

ABOUT SEITEL

Seitel is a leading provider of seismic data and related geophysical services to the oil and gas industry in North America. Seitel's products and services are used by oil and gas companies to assist in the exploration for and development and management of oil and gas reserves. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it offers for license to a wide range of oil and gas companies. Seitel believes that its library of onshore seismic data is one of the largest available for licensing in the United States and Canada. Seitel's seismic data library includes both onshore and offshore three-dimensional (3D) and two-dimensional (2D) data and offshore multi-component data. Seitel has ownership in more than 34,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated primarily in the major North American oil and gas producing regions. Seitel markets its seismic data to over 1,300 customers in the oil and gas industry, and it has license arrangements with more than 1,000 customers.

Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause Seitel's actual results to differ materially from expected results. While Seitel believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond Seitel's control. Other important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in Seitel's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from Seitel without charge.

(Tables to follow)

The following table summarizes the components of our revenue for the three months ended March 31, 2005 and 2004 (in thousands):

	Three months ended
	March 31,
	2005	2004

Acquisition revenue:
Cash underwriting	$12,032	$17,361
Underwriting from non-monetary exchanges	387	1,812
Total acquisition revenue	12,419	19,173
Licensing revenue:
New resales for cash	24,212	18,229
Non-monetary exchanges	605	3,080
Deferral of revenue	(12,667)	(14,355)
Selections of data	21,625	13,961
Total resale revenue	33,775	20,915
Solutions and other	1,112	1,176
Total revenue	$47,306	$41,264

The following table shows cash margin (defined as cash resales plus all other cash revenues other than from data acquisitions, less cash selling, general and administrative expenses and costs of goods sold) and the reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure, operating loss, for the three months ended March 31, 2005 and 2004 (in thousands):

	Three Months Ended
	March 31,
	2005	2004
Cash margin	$17,619	$10,877
Add (subtract) other revenue components
not included in cash margin:
Acquisition revenue	12,419	19,173
Non-monetary exchanges	605	3,080
Deferral of revenue	(12,667)	(14,355)
Selections of data	21,625	13,961
Less:
Depreciation and amortization	(33,257)	(24,083)
Non-cash operating expenses	(354)	-
Operating income, as reported	$5,990	$8,653

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 SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	(Unaudited)
	March 31,	December 31,
	2005	2004
ASSETS
Cash and equivalents	$43,128	$43,285
Restricted cash	163	162
Receivables
Trade, net	32,881	41,164
Notes and other, net	2,446	2,149
Net seismic data library	143,936	151,230
Net property and equipment	10,134	11,077
Oil and gas operations held for sale	205	223
Investment in marketable securities	42	33
Prepaid expenses, deferred charges and other	15,465	14,159

TOTAL ASSETS	$248,400	$263,482

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities	$24,003	$30,472
Oil and gas operations held for sale	24	28
Debt
Senior Notes	188,837	188,726
Term loans	568	697
Obligations under capital leases	4,855	5,294
Deferred income taxes	513	606
Deferred revenue	45,216	53,488
TOTAL LIABILITIES	264,016	279,311

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, par value $.01 per share;
authorized 5,000,000 shares; none issued	-	-
Common stock, par value $.01 per share;
authorized 400,000,000 shares; issued and
outstanding 152,295,175 at March 31, 2005
and 151,414,143 at December 31, 2004	1,523	1,514
Additional paid-in capital	236,433	235,081
Retained deficit	(254,530)	(254,384)
Deferred compensation - restricted stock	(2,132)	(1,125)
Notes receivable from officers and employees
for stock purchases	(15)	(21)
Accumulated other comprehensive income	3,105	3,106
TOTAL STOCKHOLDERS' DEFICIT	(15,616)	(15,829)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$248,400	$263,482

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2005	2004

REVENUE	$47,306	$41,264

EXPENSES:
Depreciation and amortization	33,257	24,083
Cost of sales	39	74
Selling, general and administrative	8,020	8,454
	41,316	32,611

INCOME FROM OPERATIONS	5,990	8,653

Interest expense and other, net	(5,950)	(4,948)
Foreign currency exchange losses	(192)	(85)
Reorganization items	-	(4,147)

Loss from continuing operations before income taxes	(152)	(527)
Provision for income taxes	11	706
Loss from continuing operations	(163)	(1,233)
Income from discontinued operations	17	35

NET LOSS	$(146)	$(1,198)

Basic and diluted income (loss) per share:
Loss from continuing operations	$-	$(.05)
Income from discontinued operations	-	-
Net loss	$-	$(.05)

Weighted average number of common and
common equivalent shares - basic and diluted	151,851	25,376

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